PUERTO RICO RESIDENTS FAMILY OF FUNDS

PUERTO RICO RESIDENTS TAX FREE FUND, INC.

PUERTO RICO RESIDENTS TAX FREE FUND II, INC.

PUERTO RICO RESIDENTS TAX FREE FUND III, INC.

PUERTO RICO RESIDENTS TAX FREE FUND IV, INC.

PUERTO RICO RESIDENTS TAX FREE FUND V, INC.

PUERTO RICO RESIDENTS TAX FREE FUND VI, INC.

PUERTO RICO RESIDENTS BOND FUND I (a Trust)

Code of Ethics for Principal Executive Officer and Principal Financial Officer

I. PURPOSE OF THE CODE

The Puerto Rico Residents Family of Funds’ (the “Funds”) Code of Ethics (this “Code”) is intended to serve as the code of ethics described in Section 406 of the Sarbanes-Oxley Act of 2002 and Item 2 of Form N-CSR. This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers, as defined below, who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds and their investment adviser’s and principal underwriter’s codes of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) are separate requirements applying to the Covered Officers and others, and are not part of this Code.

All Covered Officers must become familiar and fully comply with this Code. Because this Code cannot and does not cover every applicable law or provide answers to all questions that might arise, all Covered Officers are expected to use common sense about what is right and wrong, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

The purpose of this Code is to set standards for the Covered Officers that are reasonably designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission (the “SEC”) and in any other public communications by the Funds;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code to the appropriate persons as set forth in the Code; and

•	accountability for adherence to the Code.

II. COVERED PERSONS

This Code applies to the Funds’ Principal Executive Officer and Principal Financial Officer, or any persons performing similar functions on behalf of the Funds (“Covered Officers”). Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. Covered Officers are expected to act in accordance with the standards set forth in this Code.

III. HONEST AND ETHICAL CONDUCT

A. Honesty, Diligence and Professional Responsibility

Covered Officers are expected to observe both the form and the spirit of the ethical principles contained in this Code. Covered Officers must perform their duties and responsibilities for the Funds:

•	with honesty, diligence, and a commitment to professional and ethical responsibility;

•	carefully, thoroughly and in a timely manner; and

•	in conformity with applicable professional and technical standards.

Covered Officers who are certified public accountants are expected to carry out their duties and responsibilities in a manner consistent with the principles governing the accounting profession, including any guidelines or principles issued by the Public Company Accounting Oversight Board or the American Institute of Certified Public Accountants from time to time.

B. Objectivity/Avoidance of Undisclosed Conflicts of Interest

Covered Officers are expected to maintain objectivity and avoid undisclosed conflicts of interest. In the performance of their duties and responsibilities for the Funds, Covered Officers must not subordinate their judgment to personal gain and advantage, or be unduly influenced by their own interests or by the interests of others. Covered Officers must avoid participation in any activity or relationship that constitutes a conflict of interest unless that conflict has been completely disclosed to affected parties and waived by the Board of Directors (the “Board”) on behalf of the Funds. Further, Covered Officers should avoid participation in any activity or relationship that could create the appearance of a conflict of interest.

A conflict of interest would generally arise if, for instance, a Covered Officer directly or indirectly participates in any investment, interest, association, activity or relationship that may impair or appear to impair the Covered Officer’s objectivity or interfere with the interests of, or the Covered Officer's service to, the Funds.

Any Covered Officer who may be involved in a situation or activity that might be a conflict of interest or give the appearance of a conflict of interest must report such situation or activity using the reporting procedures set forth in Section VI of this Code.

Each Covered Officer must not:

•	use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

•	cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds; or

•	use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

Each Covered Officer is responsible for his or her compliance with this conflict of interest policy.

C. Preparation of Financial Statements

Covered Officers must not knowingly make any misrepresentations regarding the Funds’ financial statements or any facts in the preparation of the Funds’ financial statements, and must comply with all applicable laws, standards, principles, guidelines, rules and regulations in the preparation of the Funds’ financial statements. This section is intended to prohibit:

•	making, or permitting or directing another to make, materially false or misleading entries in the Funds’ financial statements or records;

•	failing to correct the Funds’ financial statements or records that are materially false or misleading when he or she has the authority to record an entry; and

•	signing, or permitting or directing another to sign, a document containing materially false or misleading financial information.

Covered Officers must be scrupulous in their application of generally accepted accounting principles. No Covered Officer may (i) express an opinion or state affirmatively that the financial statements or other financial data of the Funds is presented in conformity with generally accepted accounting principles, or (ii) state that he or she is not aware of any material modifications that should be made to such statements or data in order for them to be in conformity with generally accepted accounting principles, if such statements or data contain any departure from generally accepted accounting principles then in effect in the United States.

Covered Officers must follow the laws, standards, principles, guidelines, rules and regulations established by all applicable governmental bodies, commissions or other regulatory agencies in the preparation of financial statements, records and related information. If a Covered Officer prepares financial statements, records or related information for purposes of reporting to such bodies, commissions or regulatory agencies, the Covered Officer must follow the requirements of such organization in addition to generally accepted accounting principles.

•	If a Covered Officer and his or her supervisor have a disagreement or dispute relating to the preparation of financial statements or the recording of transactions, the Covered Officer should take the following steps to ensure that the situation does not constitute an impermissible subordination of judgment: the Covered Officer should consider whether (i) the entry or the failure to record a transaction in the records, or (ii) the financial statement presentation or the nature or omission of disclosure in the financial statements, as proposed by the supervisor, represents the use of an acceptable alternative and does not materially misrepresent the facts or result in an omission of a material fact. If, after appropriate research or consultation, the Covered Officer concludes that the matter has authoritative support and/or does not result in a material misrepresentation, the Covered Officer need do nothing further.

•	If the Covered Officer concludes that the financial statements or records could be materially misstated as a result of the supervisor’s determination, the Covered Officer should follow the reporting procedures set forth in Section VI of this Code.

D. Obligations to the Independent Auditor of the Funds

In dealing with the Funds’ independent auditor, Covered Officers must be candid and not knowingly misrepresent facts or knowingly fail to disclose material facts, and must respond to specific inquiries and requests by the Funds independent auditor.

Covered Officers must not take any action, or direct any person to take any action, to fraudulently influence, coerce, manipulate or mislead the Funds’ independent auditor in the performance of an audit of the Funds’ financial statements for the purpose of rendering such financial statements materially misleading.

IV. FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

It is the Funds’ policy to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the SEC and in any other public communications by the Funds. The Funds have designed and implemented disclosure controls and procedures to carry out this policy.

Covered Officers are expected to familiarize themselves with the disclosure requirements generally applicable to the Funds, and to use their best efforts to promote, facilitate, and prepare full, fair, accurate, timely, and understandable disclosure in all reports and documents that the Funds file with, or submit to, the SEC and in any other public communications by the Funds.

Covered Officers must review the Funds’ disclosure controls and procedures to ensure they are aware of and carry out their duties and responsibilities in accordance with the disclosure controls and procedures and the disclosure obligations of the Funds. Covered Officers are responsible for monitoring the integrity and effectiveness of the Funds’ disclosure controls and procedures.

V. COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

Covered Officers are expected to know, respect and comply with all laws, rules and regulations applicable to the conduct of the Funds’ business. If a Covered Officer is in doubt about the legality or propriety of an action, business practice or policy, the Covered Officer should seek advice from the Covered Officer’s supervisor or the Funds’ legal counsel.

In the performance of their work, Covered Officers must not knowingly be a party to any illegal activity or engage in acts that are discreditable to the Funds.

Covered Officers are expected to promote the Funds compliance with applicable laws, rules and regulations. To promote such compliance, Covered Officers may establish and maintain mechanisms to educate employees carrying out the finance and compliance functions of the Funds about any applicable laws, rules or regulations that affect the operation of the finance and compliance functions and the Funds generally.

VI. REPORTING AND ACCOUNTABILITY

All Covered Officers will be held accountable for adherence to this Code. Each Covered Officer must, upon the Funds adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he/she has received, read, and understands this Code by signing the Acknowledgement Form attached hereto as Appendix A. Thereafter, each Covered Officer, on an annual basis, must affirm to the Board that he/she has complied with the requirements of this Code.

Covered Officers may not retaliate against any other Covered Officer of the Funds or their affiliated persons for reports of potential violations that are made in good faith.

The Funds will follow these procedures in investigating and enforcing this Code:

•	Any Covered Officer who knows of any violation of this Code or who questions whether a situation, activity or practice is acceptable must immediately report such practice to the Funds Audit Committee. The Audit Committee shall take appropriate action to investigate any reported potential violations. If, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further action. Any matter that the Audit Committee believes is a violation will be reported to the Chairman of the Board. The Audit Committee shall respond to the Covered Officer within a reasonable period of time.

•	If the Covered Officer is not satisfied with the response of the Audit Committee, the Covered Officer shall report the matter to the Chairman of the Board. If the Chairman is unavailable, the Covered Officer may report the matter to any other member of the Board. The person receiving the report shall consider the matter, refer it to the full Board if he or she deems appropriate, and respond to the Covered Officer within a reasonable amount of time. If the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures or notification to appropriate personnel of the investment adviser.

•	If the Board determines that a Covered Officer violated this Code, failed to report a known or suspected violation of this Code, or provided intentionally false or malicious information in connection with an alleged violation of this Code, the Board may take disciplinary action against any such Covered Officer to the extent the Board deems appropriate. No Covered Officer will be disciplined for reporting a concern in good faith.

To the extent possible and as allowed by law, reports will be treated as confidential. The Funds may report violations of the law to the appropriate authorities.

VII. DISCLOSURE OF THIS CODE

This Code shall be disclosed to the public by at least one of the following methods in the manner prescribed by the SEC, unless otherwise required by law:

•	filing a copy of this Code as an exhibit to the Funds annual report on Form N-CSR;

•	posting the text of this Code on the Funds’ internet website and disclosing, in its most recent report on Form N-CSR, its internet address and the fact that it has posted this Code on its internet website; or

•	providing an undertaking in the Funds most recent report on Form N-CSR to provide a copy of this Code to any person without charge upon request and explaining the manner in which such a request may be made.

VIII. WAIVERS

Any waiver of this Code, including an implicit waiver, granted to a Covered Officer may be made only by the Board or a committee of the Board to which such responsibility has been delegated, and must be disclosed by the Funds in the manner prescribed by law and as set forth above in Section VII of this Code.

IX. AMENDMENTS

This Code may be amended by the affirmative vote of a majority of the Board, including a majority of the Independent Directors, as that term is defined in Section 2(a)(19) of the 1940 Act. Any amendment of this Code must be disclosed by the Funds in the manner prescribed by law and as set forth above in Section VII of this Code, unless such amendment is deemed to be technical, administrative, or otherwise non-substantive. Any amendments to this Code will be provided to the Covered Officers.

X. CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board of each of the Funds, the Audit Committee, legal counsel to the Funds, legal counsel to the Independent Directors and such other persons as a majority of the Board, including a majority of the Independent Directors, shall determine to be appropriate.

Approved: May 19, 2021

Amended: November 6, 2024

Appendix A

PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER

ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics for Principal Executive Officer and Principal Financial Officer of the Puerto Rico Residents Family of Funds (the “Funds”), the undersigned hereby certifies as follows:

1.	I have read the Funds Code of Ethics for Principal Executive Officer and Principal Financial Officer.

2.	I understand the Code of Ethics for Principal Executive Officer and Principal Financial Officer and acknowledge that I am subject to it.

3.	I affirm that I have complied with the requirements of this code.

By:

Name:

Date: